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                                                                    Exhibit 10.1

                            Asset Purchase Agreement

     Asset Purchase Agreement by and among Universal Tanning Ventures, Inc., a Delaware corporation, having its principal place of business located at 1025 Greenwood Blvd., Suite 121, Lake Mary, Florida 32746 ("Universal Tanning"), UT Holdings, Inc. ("Holdings"), a Delaware corporation and wholly owned subsidiary of Universal Tanning, having its principal place of business at 1025 Greenwood Blvd., Suite 121, Lake Mary, Florida 32746 ("Buyer,") and Altamonte Tan, Inc. dba Tan USA #9, a Florida S Corporation doing business at 600 E Altamonte Drive, Altamonte Springs, Florida 32701 ("Seller,") hereby agree as follows:

                                   ARTICLE 1.

                          PURCHASE AND SALE OF ASSETS.

     1.01. Assets Being Purchased. Seller shall sell to Buyer and Buyer shall purchase from Seller on the terms specified in this Agreement, the tangible and intangible assets listed and shown on the attached schedule marked EXHIBIT I - Asset Listing by Group (hereinafter called the "Assets"). Such Assets being all of the Assets currently used by the Seller in the conduct of his retail tanning salon business under the name "Altamonte Tan, Inc. dba Tan USA #9." In connection with the sale of the Assets, and at the Closing (as hereinafter defined), the Seller shall execute and deliver to and in favor of the Buyer, an Assignment and Bill of Sale and such other instruments as may be required in order to transfer of record all right, title and interest of the Assets to the Buyer except as otherwise herein expressly provided.

     1.02. Liabilities Assumed. The Buyer shall assume only those liabilities of Seller set forth on Exhibit II hereto (the "Assumed Liabilities")

     1.03. Purchase Price. At the Closing (as hereinafter defined), Buyer shall pay seller $30,000 USD.

     1.04. Closing. The sale and purchase described in this Agreement shall be consummated on or before February 14, 2002 ("Closing" or "Closing Date"), or such other date as shall be mutually agreed by the parties, at the offices of Greenberg Traurig, LLP, 111 North Orange Avenue, Suite 2050, Orlando, FL 32801 or a place mutually agreed to buy both the Buyer and Seller.

                                   ARTICLE 2.

                    REPRESENTATIONS AND WARRANTIES BY SELLER.

     2.01. Title to Assets. Seller has good and marketable title to all assets covered by this Agreement. Seller's title to all assets is free and clear of any liens, encumbrances, or other defects.

     2.02. Authority to Sell. Seller has complied with all of the requirements of any applicable law of the State of Florida relative to the sale of assets described in this Agreement and that prior to Closing, all of the consents, approvals and notices that may be required by law or by agreements to which Seller may be a party will be obtained and given, respectively.

     2.03. Liabilities. Except as set forth on Exhibit II hereto, there are no liabilities to which the Seller's assets are subject. The Assumed Liabilities all arose in the ordinary course of business.

     2.04. Defaults and Violations. Seller is not in default or material violation of any contracts, agreements, leases, or other instruments or obligations relating to the Assets to be sold and transferred to Buyer pursuant to this Agreement, and this Agreement and the purchase and sale to be consummated pursuant to this Agreement will not create or cause a default or material violation of any contract, agreement, lease or other instrument to which Seller may be a party. All contracts and agreements, and other obligations of Seller related to the Assets are attached hereto as Exhibit III.

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     2.05. Taxes. All Federal, state and local tax returns and payments relating to the Assets that have become due from Seller to the date of this Agreement have been timely filed and timely paid by it including any returns or taxes due for: (1) state or federal income or franchise tax, (2) personal or real property tax levied on any of the assets, (3) sales tax, or (4) other tax. All tax returns and payments for the above taxes relating to the Assets which become due between the date of this Agreement through the Closing Date shall be timely filed and paid by Seller.

     2.06. Litigation. There is now no litigation pending against it of which it or its officers are aware that will, might, or could affect consummation of the purchase and sale described in this Agreement or transfer of title of any of the Assets in good and marketable condition to Buyer and Seller is not aware of any threatened litigation which may affect the consummation of the purchase and sale described in this Agreement.

     2.07 Intellectual Property. To the best of Seller's knowledge, none of the Assets to be purchased hereunder including, but not limited to, the software code, trademarks and tradenames enumerated on Exhibit I, violate or infringe any patents, trademark, service mark, copyrights, trade secrets or other intellectual property rights of any third person.

     2.08 Survival of Warranties. Seller agrees that all warranties made by it in this Agreement shall survive the Closing.

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES BY BUYER.

     3.01. Consents, Approvals and Notices. Buyer has complied with all of the requirements of any applicable law of the State of Delaware, its state of organization, relative to its purchase of the Assets described in this Agreement and that prior to Closing, all of the consents, approvals and notices that may be required by law or by agreements to which Buyer may be a party will be obtained and given, respectively.

     3.02. Litigation. There is now no litigation pending against it of which it or its officers are aware that will, might, or could affect consummation of the purchase and sale described in this Agreement and Buyer is not aware of any threatened litigation which may affect the consummation of the purchase and sale described in this Agreement.

     3.03. Due Organization. Buyer is a corporation duly organized and existing under the General Corporation Law of the State of Delaware and that its power as a corporation has never been and is not now suspended.

     3.04. Authority to Buy. This Agreement has been approved by Buyer's Board of Directors and that Buyer has full power and authority to both execute and perform this contract.

     3.05. Survival of Warranties. Buyer agrees that all warranties made by it in this Agreement shall survive the Closing.

                                   ARTICLE 4.

                              OPERATION OF ASSETS.

     4.01. Seller to Continue Business. Seller shall continue to operate its business as it is currently being operated until the Closing. Any and all risk of loss or damages to the Assets during such period from any and all causes shall be borne by the Seller.

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                                   ARTICLE 5.

                         SELLER'S AND BUYER'S COVENANTS.

     5.01. Conduct of Business. From the date of this Agreement to the Closing, Seller shall operate the business as it is currently being conducted without causing detriment thereto, shall maintain in effect all governmental permits and approvals necessary for the operation of the business as it is now being conducted, and shall maintain the relationships with all persons and entities with whom Seller currently is doing business. After the Closing the Seller's business shall be conducted by the Seller. See 7.01. Terms of Closing.

     5.02. Buyer's Investigation. Seller shall make available to Buyer at all reasonable times all books and records of the business and such other items as may be from time to time requested by Buyer.

     5.03 Relinquishment of Name. Immediately following the Closing, Seller shall cause himself and all others who currently are using the name " Altamonte Tan, Inc. dba Tan USA #9" to relinquish the use of the name by all appropriate acts and filings as may be required with various state and local authorities, and to acknowledge that Seller and all other persons have no rights with respect to the use and exploitation of the name " Altamonte Tan, Inc. dba Tan USA #9", unless otherwise permitted in writing by the Buyer.

                                    ARTICLE 6

                                 MISCELLANEOUS.

     6.01. Entire Agreement. This instrument with its attachments constitutes the entire agreement between Buyer and Seller respecting the Assets or the sale of the Assets to Buyer by Seller, and any agreement or representation respecting the Assets or their sale by Seller to Buyer not expressly set forth in this instrument is null and void.

     6.02. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 6.02 prior to 5:30 p.m. on a Business Day, (ii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

          if to Buyer, to:
                            Frank Ioppolo, Jr.
                            Greenberg Traurig, LLP
                            111 North Orange Avenue
                            Suite 2050
                            Orlando, Florida 32801


          If to Seller, to:
                            Glen Woods
                            600 E Altamonte Drive
                            Altamonte Springs, Florida 32701

     6.03. Assignment. This Agreement may not be assigned by either party to any other person or corporation without the express written consent of the other party to this Agreement.

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     6.04. Governing Law. This Agreement shall be governed and all rights and liabilities under it determined in accordance with the laws of the State of Florida, without regard to the conflicts of laws principles thereof.

     6.05. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one Agreement.

     6.06. Expenses. Each party shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated herein and hereby.

     6.07. Further Assurances. The parties agree that at any time and from time to time after the Closing Date, they will execute and deliver to any other party such further instruments or documents as may be reasonably required to give effect to the transactions contemplated hereunder.

                                    ARTICLE 7

                                TERMS OF CLOSING

     7.01. Seller's Right of Repurchase. Seller has a right of purchase of all of the issued and outstanding shares of UT Holdings, Inc., a Delaware corporation, and a wholly owned subsidiary of Universal Tanning Ventures, Inc., a Delaware corporation for a period of 3 years from the date of this agreement. The purchase price will be ALL of the shares received by seller in this purchase agreement less 200,000 shares, subject to adjustment for changes in business conditions.

     7.02. Closing Contingent on Buyer Notification. The closing of this purchase agreement is contingent on notification to the seller, either in written or verbal form, from the buyer, that the Buyer has the proper funding to execute this purchase agreement. This notification must occur from the buyer within 30 days of the date of this purchase agreement.

     7.03. Employment Agreement. The closing of this purchase agreement is contingent upon the signing of the employment agreement by Glen Woods. See
Exhibit IV.

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     IN WITNESS WHEREOF, the Buyer, and the Seller., have, signed and delivered this agreement and agree to be bound by the terms hereof as of this 28th day of February, 2002.

___________________________                 Altamonte Tan, Inc.
Glen Woods                                  A Florida corporation

                                   By /s/ Glen Woods
                                     ---------------------------------
                                     Name: Glen Woods
                                          ----------------------------
                                     Title: President
                                            ---------
                                            A Duly Authorized Signatory

___________________________                 UT Holdings, Inc.
Glen Woods                                  A Delaware corporation

                                   By /s/ Glen Woods
                                     --------------------------------
                                     Name: Glen Woods
                                          -------------------------
                                     Title: President
                                            -----------------,
                                            A Duly Authorized Signatory

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